Exhibit 99.3

ASCENT CAPITAL GROUP ANNOUNCES PRICING OF
$90 MILLION OF CONVERTIBLE SENIOR NOTES DUE 2020

FOR IMMEDIATE RELEASE

Greenwood Village, CO - July 12, 2013 - Ascent Capital Group, Inc. (Nasdaq: ASCMA) announced the pricing on July 11, 2013 of an offering of $90 million of its 4.00% Convertible Senior Notes due 2020 (the “convertible notes”). Ascent intends to use the proceeds from the offering, together with the proceeds from the offering of $175 million 9.125% senior notes due 2020 (the “add-on notes”) by Monitronics Escrow Corporation, a wholly-owned subsidiary of Ascent, and an expected $225 million new term loan of Monitronics International, Inc., the wholly-owned operating subsidiary of Ascent, to fund a portion of the purchase price for the previously announced acquisition of Security Networks, LLC by Monitronics.  If the Security Networks acquisition is not completed for any reason, Ascent will use the proceeds of this offering for general corporate purposes, however the proceeds of the issuance of the add-on notes will be used to redeem the add-on notes.

Ascent has granted the underwriters an option to purchase up to an additional $13.5 million aggregate principal amount of convertible notes.  The convertible notes will mature on July 15, 2020 and will be convertible, subject to certain conditions, at an initial conversion rate of 9.7272 shares of Ascent’s Series A common stock per $1,000 principal amount of convertible notes (representing an initial conversion price of approximately $102.804 per share of common stock), subject to adjustment in certain circumstances. This represents approximately a 30% premium to the last reported sale price of the common stock on The NASDAQ Global Select Market on July 11, 2013. Ascent is entitled to settle any such conversion by delivery of cash, shares of Ascent’s Series A common stock or any combination thereof at Ascent’s election.

The offering of the convertible notes is expected to close on July 17, 2013, subject to the satisfaction of customary closing conditions.  The issuance of the add-on notes is not a condition to the closing of the offering of the convertible notes.

In connection with the completion of the offering of the convertible notes, Ascent has entered into privately negotiated convertible note hedge and warrant transactions with counterparties including certain of the underwriters (and/or their respective affiliates).

BofA Merrill Lynch, Credit Suisse and Citigroup are acting as joint book-running managers for this offering.

The offering of the convertible notes has been registered under the Securities Act of 1933, as amended, and Ascent refers you to its Registration Statement on Form S-3, which Ascent filed with the Securities and Exchange Commission on July 11, 2013, for additional information about the convertible notes, the offering and the convertible note hedge and warrant transactions.  The preliminary prospectus relating to the offering, and the final prospectus when available, may be obtained from BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attn: Prospectus Department, or e-mail dg.prospectus_requests@baml.com; Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, NY 10010, by calling toll-free (800) 221-1037 or by email newyork.prospectus@credit-suisse.com; or Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-800-831-9146, or email at batprospectusdept@citi.com.

This press release will not constitute an offer to sell or a solicitation of an offer to purchase the convertible notes or any other securities, and will not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the issuance of the convertible notes, the issuance of the add-on notes, the pending Security Networks acquisition and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the ability of Ascent to satisfy the conditions to the closing of the convertible notes offering, the ability of the issuer of the add-on notes to satisfy the conditions to the closing of the add-on notes offering, general market conditions, the ability of Monitronics to complete the Security Networks acquisition, changes in law and government regulations and other matters affecting the business of Monitronics. These forward-looking statements speak only as of the date of this press release, and Ascent expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Ascent’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Ascent, including the most recent Form 10-K and any subsequently filed Forms 8-K for additional information about Ascent and Monitronics and about the risks and uncertainties related to their business which may affect the statements made in this press release.

About Ascent Capital Group, Inc.

Ascent is a holding company and owns 100 percent of its operating subsidiaries, including Monitronics, one of the nation’s largest, fastest-growing home security alarm monitoring companies, headquartered in Dallas, TX, and certain former subsidiaries of Ascent Media Group, LLC.

Contact:

Erica Bartsch

Sloane & Company

212-446-1875

ebartsch@sloanepr.com